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                                  EXHIBIT 11
                                  ----------


                     BROWN & SHARPE MANUFACTURING COMPANY
                     ------------------------------------
                         COMPUTATION OF PER SHARE DATA
                         -----------------------------
                 (Dollars in Thousands Except Per Share Data)

                                                Quarter Ended                     Nine-Months Ended
                                                -------------                     -----------------
                                            Sep. 30,       Oct. 1,              Sep. 30,     Oct. 1,
                                              1995          1994                  1995         1994
                                              ----          ----                  ----         ----

Primary:
Average shares outstanding                    8,694,778   5,350,140            8,692,584     5,192,982
Net effect of dilutive stock options
 -- based on the treasury stock method
 using average market price                      84,468           -               28,960             -
                                              ---------   ---------            ---------     ---------

Totals                                        8,779,246   5,350,140            8,721,544     5,192,982
                                              =========   =========            =========     =========
Net income (loss)                           $       220  $   (4,615)          $     (190)   $   (8,857)
                                              =========   =========            =========     =========
Per share amount                            $       .03  $     (.86)          $     (.02)   $    (1.71)
                                              =========   =========            =========     =========

Fully diluted:
Average shares outstanding                    8,694,778   5,350,140            8,692,584     5,192,982
Net effect of dilutive stock options
 -- based on the treasury stock
 method using quarter-end market
 price which is greater than
 average market price                           148,407           -              148,407             -
Assumed conversion of 9 1/4%
 convertible subordinated
 debentures                                     571,429     609,523              571,429       609,523
                                              ---------   ---------            ---------     ---------

Totals                                        9,414,614   5,959,663            9,412,420     5,802,505
                                              =========   =========            =========     =========

Net income (loss)                           $       220  $   (4,615)          $     (190)   $   (8,857)
Add 9 1/4% convertible
 subordinated debenture
 interest, net of federal
 income tax effect                                  260         205                  780           722
                                              ---------   ---------            ---------     ---------

Totals                                      $       480  $   (4,410)          $      590    $   (8,135)
                                              =========   =========            =========     =========
Per share amount                            $       .05  $     (.74)          $      .06    $    (1.40)
                                              =========   =========            =========     =========